Exhibit 15.1

Acknowledgment of Independent Registered Public Accounting Firm

June 18, 2007

Board of Directors and Stockholders

Phillips-Van Heusen Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-) of Phillips-Van Heusen Corporation for the registration of 3,991,167 shares of its common stock of our report dated June 14, 2007 relating to the unaudited condensed consolidated interim financial statements of Phillips-Van Heusen Corporation that is included in its Form 10-Q for the quarter ended May 6, 2007.

/s/ Ernst & Young